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Gregg Haddad                                                                                                                                                                                                                  Amy Knapp
813-865-1284                                                                                                                                                                                                                     813-290-6208
gregg.haddad@wellcare.com                                                                                                                                                                                        amy.knapp@wellcare.com

WELLCARE APPOINTS WILLIAM L. TRUBECK
AND PAUL E. WEAVER TO BOARD OF DIRECTORS

Tampa, Florida (February 16, 2010) — WellCare Health Plans, Inc. (NYSE: WCG) today announced that William L. Trubeck and Paul E. Weaver have been appointed to the Company’s Board of Directors.

“We are pleased to welcome Bill and Paul to our Board,” said Charles G. Berg, WellCare’s executive chairman.  “They are both highly respected and accomplished in their areas of expertise.  Their leadership and knowledge, gleaned from significant corporate and board experience, will serve the Company well.”

Mr. Trubeck, 63, was the executive vice president and chief financial officer of H&R Block, Inc. from 2004 to 2007.  From 2001 to 2004, he held a number of senior management positions at Waste Management Inc., including executive vice president, operations support; chief administrative officer; and chief financial officer.  He served as senior vice president, finance and chief financial officer of International Multifooods, Inc. from 1997 to 2000.

Mr. Trubeck received his bachelor of arts in business administration from Monmouth College and an M.B.A. from the University of Connecticut.  He has been a director of YRC Worldwide Inc. since 1994, a director of Dynegy, Inc. since 2003, and he serves as vice chairman of the Board of Trustees of Monmouth College.

“Health care is at the forefront of our nation’s priorities, and WellCare is well positioned to play an important role as our government health care programs are redesigned,” Trubeck said.  “I look forward to working with a company that has embraced service to our Medicare and Medicaid populations and is eagerly working with its government clients to address our nation’s health care concerns.”

Mr. Weaver, 64, was with PricewaterhouseCoopers, LLP for 38 years and served as its vice chairman from 1994 to 1999.  During his tenure with PricewaterhouseCoopers, Mr. Weaver held many roles, including audit partner, office and regional managing partner and vice chairman.

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Mr. Weaver received his bachelor of science from Elizabethtown College and his M.B.A., with distinction, from the University of Michigan at Ann Arbor.  He currently is a director of AMN Healthcare Services, the chairman of the board for The Statue of Liberty-Ellis Island Foundation, and a member of the Corporate Advisory Board of the University of Michigan Business School.

“WellCare plays a significant role for nearly 2.3 million members across the country who depend on government-sponsored programs for their health care needs,” said Weaver.  “I am looking forward to serving on a board that recognizes the importance of working with our federal and state governments to provide quality and cost effective care to members while being good stewards of the limited resources available.”

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services exclusively for government-sponsored health care programs, focusing on Medicaid and Medicare.  Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind and disabled, as well as prescription drug plans.  The Company served approximately 2.3 million members nationwide as of September 30, 2009.  For more information about WellCare, please visit the Company’s Web site at www.wellcare.com.

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